UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                           PREMIERE TECHNOLOGIES, INC.
                                (NAME OF ISSUER)

                          COMMON STOCK, $.01 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                   74058F 10 2
                                 (CUSIP NUMBER)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)

                                Page 1 of 5 Pages
CORPDAL:61125.1  15237-00011

CUSIP No. 74058F 10 2                Schedule 13G            Page 2 of 5 Pages



1        NAME OF REPORTING PERSON                NationsBanc Capital Corporation
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)
                                                                        (b)
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                             United States

                      5      SOLE VOTING POWER

    NUMBER OF                2,074,047

      SHARES
                      6      SHARED VOTING POWER
   BENEFICIALLY
                             0
     OWNED BY
                      7      SOLE DISPOSITIVE POWER
       EACH
                             2,074,047
    REPORTING
                      8      SHARED DISPOSITIVE POWER
   PERSON WITH
                             0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    2,074,047

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    9.6%

12       TYPE OF REPORTING PERSON*

                                    CO
                               -------- ---------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CORPDAL:61125.1  15237-00011

CUSIP No. 74058F 10 2                 Schedule 13G            Page 3 of 5 Pages


Item 1.

         (a)      Name of Issuer:

                  Premiere Technologies, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  3399 Peachtree Road, N.E., Suite 400
                  Atlanta, Georgia  30326

Item 2.

         (a)      Name of Person Filing:

                  NationsBanc Capital Corporation

         (b)      Address of Principal Business Office or, if none, Residence:

                  901 Main Street, 66th Floor
                  Dallas, Texas  75202

         (c)      Citizenship:

                  United States

         (d)      Title of Class of Securities:

                  Common Stock, $.01 par value

         (e)      CUSIP No.:

                  74058F 10 2

Item 3.           Not Applicable.

Item 4.           Ownership.

         The following information relates to the reporting person's ownership of Common Stock, $.01 par value, of the issuer as of December 31, 1996. As of that date, the reporting person held 2,074,047 shares of such Common Stock within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.


CORPDAL:61125.1  15237-00011

CUSIP No. 74058F 10 2                 Schedule 13G            Page 4 of 5 Pages


         (a)      Amount Beneficially Owned:

                  2,074,047

         (b)      Percent of Class:

                  9.6%

         (c)      Number of Shares as to Which Such Person Has:

                         (i)        sole power to vote or to direct the vote:

                                    2,074,047

                        (ii)        shared power to vote or to direct the vote:

                                    0

                       (iii) sole power to dispose or to direct the disposition of:

                                    2,074,047

                        (iv) shared power to dispose or to direct the disposition of;

                                    0

Item 5.           Ownership of Five Percent or Less of a Class.

                           If this  statement  is being filed to report the fact
                  that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.


CORPDAL:61125.1  15237-00011

CUSIP No. 74058F 10 2                 Schedule 13G            Page 5 of 5 Pages

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable.


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 3, 1997

                                           NATIONSBANC CAPITAL CORPORATION


                                           By:/s/Scott Colvert
                                           Name:Scott Colvert
                                           Title:Vice President


CORPDAL:61125.1  15237-00011